New Perspective Fund, Inc. 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

March 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$337,428
Class B	$1,203
Class C	$4,549
Class F1	$10,760
Class F2	$5,897
Total	$359,837
Class 529-A	$9,960
Class 529-B	$75
Class 529-C	$726
Class 529-E	$408
Class 529-F1	$269
Class R-1	$293
Class R-2	$1,868
Class R-3	$9,271
Class R-4	$12,047
Class R-5	$16,196
Class R-6	$37,093
Total	$88,206

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2900
Class B	$0.0441
Class C	$0.0845
Class F1	$0.2860
Class F2	$0.3617
Class 529-A	$0.2835
Class 529-B	$0.0228
Class 529-C	$0.0820
Class 529-E	$0.2092
Class 529-F1	$0.3389
Class R-1	$0.1101
Class R-2	$0.0866
Class R-3	$0.2096
Class R-4	$0.2940
Class R-5	$0.3660
Class R-6	$0.3808

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,138,776
Class B	25,009
Class C	53,272
Class F1	38,388
Class F2	17,310
Total	1,272,755
Class 529-A	36,352
Class 529-B	3,057
Class 529-C	9,076
Class 529-E	1,990
Class 529-F1	938
Class R-1	2,737
Class R-2	21,331
Class R-3	44,922
Class R-4	42,062
Class R-5	44,741
Class R-6	114,398
Total	321,604

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$29.80
Class B	$29.35
Class C	$29.00
Class F1	$29.66
Class F2	$29.79
Class 529-A	$29.57
Class 529-B	$29.18
Class 529-C	$29.07
Class 529-E	$29.34
Class 529-F1	$29.53
Class R-1	$28.86
Class R-2	$29.04
Class R-3	$29.31
Class R-4	$29.51
Class R-5	$29.79
Class R-6	$29.83